August 12, 2014

PERSONAL AND CONFIDENTIAL

Steven P. Nickolas
President, Chief Executive Officer and Director
The Alkaline Water Company Inc.
7730 East Greenway Road
Suite 203
Scottsdale, AZ 85260

Dear Mr. Nickolas:

            This letter will confirm the understanding and agreement (the “Agreement”) between H.C. Wainwright & Co., LLC (“HCW”) and The Alkaline Water Company Inc. (the “Company”) as follows:

1.

Engagement: The Company hereby engages HCW as its exclusive agent to facilitate the exercise (“Warrant Exercise”) by the holders thereof (“Holders”) of outstanding common stock purchase warrants of the Company with expiry dates of November 21, 2014, November 7, 2018, April 16, 2019 and May 1, 2019. HCW shall engage in discussions with the Holders regarding the terms of such exercise and facilitate the closing of the Warrant Exercise.

2.

Term; Exclusivity: This exclusive engagement will commence on the date hereof and terminate on September 30, 2014. (“Term”), provided that the Company can immediately terminate this engagement if the Warrant Exercise is not completed on or before September 1, 2014.

3.

Best Efforts: It is understood that HCW’s involvement in a Warrant Exercise is strictly on a reasonable best efforts basis and that the consummation of a Warrant Exercise will be subject to, among other things, market conditions. It is understood that HCW’s assistance in a Warrant Exercise will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as HCW deems appropriate under the circumstances (such investigation hereinafter to be referred to as “Due Diligence”) and to the receipt of all internal approvals of HCW in connection with the Warrant Exercise. HCW shall have the right in its sole discretion to terminate this Agreement if the outcome of the Due Diligence is not satisfactory to HCW or if approval of its internal committees is not obtained.

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com
Member: FINRA/SIPC

4.

Fees: As compensation for the services to be rendered by HCW hereunder, the Company will pay HCW and amount equal to 10% of the gross proceeds received by the Company in connection with the Warrant Exercise (“Transaction Fee”), which fee shall be immediately payable upon receive by the Company of any such proceeds. HCW may elect to retain the services of an escrow agent, at the expense and with the written consent of the Company, to facilitate to the Warrant Exercise and pursuant to which the Transaction Fee shall be paid directly to HCW. The Company also agrees to reimburse HCW $10,000 for its legal fees and expenses (the “Expense Reimbursement”) (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement), provided that no Expense Reimbursement shall be payable by the Company to HCW if the Warrant Exercise results in gross proceeds to the Company of less than $500,000. The Transaction Fee and the Expense Reimbursement shall be the only fees and expenses payable by the Company to HCW in connection with the Warrant Exercise (provided, however, that this provision in no way limits or impairs the indemnification and contribution provisions of this Agreement).

5.	Indemnification:

(a)

To the extent permitted by law, the Company will indemnify HCW and its affiliates, stockholders, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from HCW’s willful misconduct or gross negligence in performing the services described herein.

(b)

Promptly after receipt by HCW of notice of any claim or the commencement of any action or proceeding with respect to which HCW is entitled to indemnity hereunder, HCW will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to HCW and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, HCW will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for HCW reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and HCW. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to local counsel. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of HCW, which will not be unreasonably withheld.

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com
Member: FINRA/SIPC

(c)

The Company agrees to notify HCW promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.

(d)

If for any reason the foregoing indemnity is unavailable to HCW or insufficient to hold HCW harmless, then the Company shall contribute to the amount paid or payable by HCW as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and HCW on the other, but also the relative fault of the Company on the one hand and HCW on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, HCW’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by HCW under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by HCW).

(e)

These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this engagement letter is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this engagement letter or otherwise.

6.

Governing Laws: This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this letter agreement or our engagement hereunder.

Each of the Company and HCW hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this letter agreement, our engagement hereunder or the transaction contemplated hereby.

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com
Member: FINRA/SIPC

All fees and expenses payable hereunder will be payable in U.S. dollars in cash. The Company hereby irrevocably consents to the service of process in any proceeding by the mailing of copies of such process to the Company at its address set forth above.

7.

No Brokers: The Company represents and warrants to HCW that there are no brokers, representatives or other persons which have an interest in compensation due to HCW from any transaction contemplated herein or which would otherwise be due any fee, commission or remuneration upon consummation of any Warrant Exercise.

8.

Authorization: The Company and HCW represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

9.

Independent Contractor: The Company acknowledges that in performing its services, HCW is acting as an independent contractor, and not as a fiduciary, agent or otherwise, of the Company or any other person. The Company acknowledges that in performing its services hereunder, HCW shall act solely pursuant to a contractual relationship on an arm’s length basis (including in connection with determining the terms of any Warrant Exercise). Any review by HCW of the Company, the transaction contemplated hereby or other matters relating to such transactions has been and shall be performed solely for the benefit of HCW and shall not be on behalf of the Company. The Company agrees that is shall not claim that HCW owes a fiduciary duty to the Company in connection with such transaction or the process leading thereto. No one other than the Company is authorized to rely upon engagement of HCW hereunder or any statements, advice, opinions or conduct by HCW. The Company further acknowledges that HCW may perform certain of the services described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement. This Paragraph 9 shall survive the termination or expiration of this Agreement.

10.

Conflicts: The Company acknowledges that HCW and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which HCW may acquire information of interest to the Company. HCW shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com
Member: FINRA/SIPC

11.

Anti-Money Laundering: To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

12.

Miscellaneous: This Agreement constitutes the entire understanding and agreement between the Company and HCW with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied; provided, however, nothing hereunder shall supersede or modify that certain engagement agreement, dated March 12, 3014, which shall remain in full force and effect. Any amendments or modifications must be executed in writing by both parties. It is understood and agreed that HCW’s services hereunder will not include providing any tax, accounting, legal or regulatory advice or developing any tax strategies for the Company. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without prior written approval of the other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

*********************

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com
Member: FINRA/SIPC

            If all the foregoing is acceptable to you, please so indicate by signing in the space provided below and returning a signed copy of this letter to us for our records.

            HCW is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly set forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: CEO

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

THE ALKALINE WATER COMPANY INC.

BY:	/s/ Steven P. Nickolas
Name: Steven P. Nickolas
Title: President/CEO

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com
Member: FINRA/SIPC